Exhibit 4.3

SECURITY AGREEMENT

dated as of

March 8, 2011

between

UNITED REFINING COMPANY

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Collateral Agent

SECURITY AGREEMENT

AGREEMENT dated as of March 8, 2011 between UNITED REFINING COMPANY, as Grantor, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent.

WHEREAS, the Grantor is entering into the Indenture described in Section 1 hereof, pursuant to which the Grantor intends to issue securities for the purposes set forth therein;

WHEREAS, from time to time the Grantor may, subject to the terms and conditions of the Indenture, issue Additional Securities pursuant to the terms of the Indenture;

WHEREAS, the Grantor is willing to secure its obligations under the Indenture and certain hedging arrangements, by granting Liens on certain of its assets to the Collateral Agent as provided in the Collateral Documents;

WHEREAS, the Holders are not willing to purchase securities under the Indenture unless the foregoing obligations of the Grantor are secured as described above;

WHEREAS, upon any foreclosure or other enforcement of the Collateral Documents, the net cash proceeds of the relevant Collateral are to be received by or paid over to the Collateral Agent and applied as provided herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Definitions.

(a) Terms Defined in Indenture. Terms defined in the Indenture and not otherwise defined in subsection (b) or (c) of this Section have, as used herein, the respective meanings provided for therein. The rules of construction specified in Section 1.03 of the Indenture also apply to this Agreement.

(b) Terms Defined in UCC. As used herein, each of the following terms has the meaning specified in the UCC:

Term	UCC
Authenticate	9-102
Certificated Security	8-102

Term	UCC
Control	8-106 & 9-106
Deposit Account	9-102
Financial Asset	8-102 & 8-103
Proceeds	9-102
Securities Account	8-501
Securities Intermediary	8-102
Security Entitlement	8-102

(c) Additional Definitions. The following additional terms, as used herein, have the following meanings:

“Collateral” has the meaning assigned to such term in Section 2.

“Collateral Accounts” means the Deposit Accounts and the Securities Accounts to which the net proceeds of any Asset Sale of any Notes Collateral permitted under Section 4.17(a)(y) of the Indenture have been deposited or held in accordance with Section 10.02 of the Indenture.

“Equity Interest” means (i) any shares of capital stock and (ii) any warrant, option or other right to acquire such shares of capital stock.

“Holders” means the holders from time to time of the Securities.

“Indenture” means the Indenture dated as of March 8, 2011 among United Refining Company, the Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent.

“own” refers to the possession of sufficient rights in property to grant a security interest therein as contemplated by UCC Section 9-203, and “acquire” refers to the acquisition of any such rights.

“Pipeline Subsidiary” means Kiantone Pipeline Corporation, a New York corporation.

“Secured Obligations” means (a) any and all principal, interest, premiums, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing the Securities, any Additional Securities, Specified Hedging Obligations or arising under the Indenture Documents or documents governing any Specified Hedging Obligations (the “Obligations”), including all interest accrued (or which would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement of an insolvency or liquidation proceeding in accordance with and at the rate specified in the relevant Indenture Document whether or not the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding and, with respect to any such Obligations, all fees, costs, expenses and other amounts that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Grantor (or would accrue but for the operation of applicable bankruptcy or insolvency laws), whether or not such fees, costs, expenses and other amounts are allowed or allowable as a claim in any such proceeding; and (b) any sums advanced by the Collateral Agent or which may otherwise become due pursuant to the provisions of the Indenture Documents.

“Secured Parties” means the Trustee, the Collateral Agent, the Holders (together with any subsequent transferees) and the Specified Counterparties.

“Securities” means the securities (including any Additional Securities or exchange notes) issued pursuant to the Indenture.

“Transaction Liens” means the Liens granted by the Grantor under the Collateral Documents.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Transaction Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

SECTION 2. Grant of Transaction Liens.

(a) The Grantor, in order to secure the Secured Obligations, grants to the Collateral Agent for the benefit of the Secured Parties a continuing security interest in all the following property of the Grantor, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”):

(i) all Equity Interests in the Pipeline Subsidiary;

(ii) all supporting obligations and books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of the Grantor pertaining to the foregoing;

(iii) the Grantor’s ownership interest in (a) the Collateral Accounts, (b) all Financial Assets credited to the Collateral Accounts from time to time and all Security Entitlements in respect thereof, (c) all cash held in the Collateral Accounts from time to time and (d) all other money in the possession of the Collateral Agent, in such capacity under the Indenture Documents; and

(iv) all Proceeds of the Collateral described in the foregoing clauses (i), (ii) and (iii).

“Collateral” shall not include any other assets or property, including, without limitation, any Excluded Assets.

(b) The Transaction Liens are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or transfer or in any way affect or modify, any obligation or liability of the Grantor with respect to any of the Collateral or any transaction in connection therewith.

SECTION 3. General Representations and Warranties. The Grantor represents and warrants that:

(a) It (i) is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and (ii) has its chief executive office located at 15 Bradley Street, Warren, Pennsylvania 16365.

(b) It owns all of the outstanding Equity Interests in the Pipeline Subsidiary listed on Schedule 1 hereto as of the Issue Date. The Grantor holds all such Equity Interests directly (i.e., not through a Subsidiary, a Securities Intermediary or any other Person). Such Equity Interests have been duly authorized and validly issued and are fully paid and non assessable. None of such Equity Interests is subject to any option to purchase or similar right of any Person. The Grantor is not and will not become a party to or otherwise bound by any agreement (except the Indenture Documents and the Collateral Documents) which restricts in any manner the rights of any present or future holder of any such Equity Interest with respect thereto.

(c) It has good and valid title to all its Collateral (subject to exceptions that are, in the aggregate, not material), free and clear of any Lien other than Transaction Liens and any inchoate tax liens.

(d) It has not performed any acts that could reasonably be expected to prevent the Collateral Agent from enforcing any of the provisions of the Collateral Documents or that would limit the Collateral Agent in any such enforcement. No financing statement, security agreement, mortgage or similar or equivalent document or instrument covering all or part of the Collateral owned by the Grantor is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, mortgages or other similar or equivalent documents with respect to Permitted Liens. After the Issue Date, no Collateral owned by the Grantor will be in the possession or under the Control of any other Person having a claim thereto or security interest therein, other than a Permitted Lien.

(e) The Transaction Liens on all Collateral owned by the Grantor (i) have been validly created, (ii) will attach to each item of such Collateral on the Issue Date and (iii) when so attached, will secure all the Secured Obligations.

(f) When a UCC financing statement describing the Collateral has been filed in the appropriate office, the Transaction Liens will constitute perfected security interests in the Collateral owned by the Grantor to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein except Permitted Liens. Except for the filing of such UCC financing statements, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of this Agreement or is necessary for the validity or enforceability thereof or for the perfection or due recordation of the Transaction Liens or for the enforcement of the Transaction Liens pursuant to this Agreement.

(g) All easements, right-of-ways, permits, leases and similar agreements which are necessary for the Grantor or the Pipeline Subsidiary to use or access the Pipeline are, in all material respects, in favor and for the benefit of, and in the name of, the Pipeline Subsidiary.

SECTION 4. Further Assurances; General Covenants. The Grantor covenants as follows:

(a) The Grantor will, from time to time, at its own expense, take any action that from time to time may be necessary or that the Collateral Agent may request in accordance with Section 4.23(a) of the Indenture.

The Grantor authorizes the Collateral Agent to execute and file such financing statements or continuation statements in such jurisdictions with the description of collateral as set forth on Annex A as the Collateral Agent may deem necessary or desirable for the purposes set forth in the preceding sentence. The Grantor will pay the costs of, or incidental to, any recording or filing of any financing or continuation statements or other documents recorded or filed pursuant hereto.

(b) The Grantor will not (i) change its name or organizational form or structure or (ii) change its location (determined as provided in UCC Section 9-307) unless it shall have complied with Section 4(c).

(c) Within 30 days (or such longer period as may be agreed to by the Collateral Agent) following any action contemplated by Section 4(b), the Grantor will, at its own expense, (i) cause to be delivered to the Collateral Agent written notice that all financing statements and amendments or supplements thereto, continuation statements and other documents required to be filed or recorded in order to perfect the Transaction Liens after it takes such action have been filed or recorded in each office necessary for such purpose and (ii) execute and deliver all additional documents and perform all additional acts as the Collateral Agent may request or as necessary in order to continue or maintain the existence and priority of the Transaction Liens on the Collateral.

(d) The Grantor will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of its Collateral; provided that it may do any of the foregoing unless doing so would violate a covenant in the Indenture. Upon any sale, lease or other disposition permitted by the proviso in the immediately preceding sentence (other than any such sale, lease or other disposition to a Subsidiary), the Transaction Liens on the assets sold or disposed of (but not in any Proceeds arising from such sale or disposition) will cease immediately without any action by the Collateral Agent or any other Secured Party.

(e) The Grantor will, promptly upon request, provide to the Collateral Agent all information and evidence concerning the Collateral that the Collateral Agent may reasonably request from time to time to enable it to enforce the provisions of the Collateral Documents.

SECTION 5. Equity Interests. The Grantor represents, warrants and covenants as follows:

(a) Equity Interests. On the Issue Date, the Grantor will deliver to the Collateral Agent as Collateral hereunder all certificates representing the Equity Interests of the Pipeline Subsidiary then owned by the Grantor. Thereafter, whenever the Grantor acquires any other certificates representing an Equity Interest of the Pipeline Subsidiary, the Grantor will promptly deliver such certificates to the Collateral Agent as Collateral hereunder. For the avoidance of doubt, such certificates shall be Certificated Securities.

(b) Perfection as to Equity interests. When the Grantor delivers the certificate representing the Equity Interests of the Pipeline Subsidiary owned by it to the Collateral Agent and complies with Section 5(c) in connection with such delivery, (i) the Transaction Lien on such Equity Interests will be perfected, subject to no prior Liens or rights of others (other than inchoate tax liens or other nonconsensual liens), (ii) the Collateral Agent will have Control of such Equity Interests and (iii) the Collateral Agent will be a protected purchaser (within the meaning of UCC Section 8-303).

(c) Delivery of Certificates. All certificates representing Equity Interests of the Pipeline Subsidiary, when delivered to the Collateral Agent, will be in suitable form for transfer by delivery, or accompanied by duly executed instruments of transfer or assignment in blank.

(d) Communications. The Grantor will endeavor to, and upon the occurrence and during the continuation of an Event of Default and after receipt of notice in accordance with Section 7, the Grantor shall, promptly give to the Collateral Agent copies of any notices and other communications received by it with respect to Equity Interests of the Pipeline Subsidiary registered in the name of the Grantor or its nominee.

(e) Agreement as to Applicable Jurisdiction. In respect of all Security Entitlements owned by the Grantor, and all Collateral Accounts to which the related Financial Assets are credited, the Securities Intermediary’s jurisdiction (determined as provided in UCC Section 8-110(e)) will at all times be located in the United States.

SECTION 6. Transfer Of Record Ownership. At any time when an Event of Default shall have occurred and be continuing, the Collateral Agent may (and to the extent that action by it is required, the Grantor, if directed to do so by the Collateral Agent, will as promptly as practicable) cause the Equity Interests of the Pipeline Subsidiary (or any portion thereof specified in such direction) to be transferred of record into the name of the Collateral Agent or its nominee. The Grantor will take any and all actions reasonably requested by the Collateral Agent to facilitate compliance with this Section 6. The Collateral Agent will promptly give to the Grantor copies of any notices and other communications received by the Collateral Agent with respect to such Securities registered in the name of the Collateral Agent or its nominee.

SECTION 7. Right to Vote Equity Interests.

(a)(i) Unless an Event of Default shall have occurred and be continuing and (ii) in the case of an Event of Default other than pursuant to Sections 6.01(i) or (j) of the Indenture, the Collateral Agent shall have provided notice to the Grantor that its rights under this Section 7 are being suspended (which notice shall be deemed to have been provided only when a notice of an Event of Default has been provided by the Trustee under the Indenture), the Grantor will have the right, from time to time, to vote and to give consents, ratifications and waivers with respect to any Equity Interest of the Pipeline Subsidiary owned by it and the Collateral Agent will, upon receiving a written request from the Grantor, deliver to it or as specified in such request such necessary proxies, powers of attorney, consents, ratifications and waivers in respect of any such Equity Interest that is registered in the name of the Collateral Agent or its nominee as shall be specified in such request and be in form and substance reasonably satisfactory to the Collateral Agent.

(b)(i) If an Event of Default shall have occurred and be continuing and (ii) in the case of an Event of Default other than pursuant to Sections 6.01(i) or (j) of the Indenture, the Collateral Agent shall have provided notice to the Grantor that its rights under this Section 7 are being suspended (which notice shall be deemed to have been provided only when a notice of an Event of Default has been provided by the Trustee under the Indenture), the Collateral Agent will have the exclusive right to the extent permitted by law to vote, to give consents, ratifications and waivers and to take any other action with respect to the Equity Interests of the Pipeline Subsidiary, with the same force and effect as if the Collateral Agent were the absolute and sole owner thereof, and the Grantor will take all such action as the Collateral Agent may reasonably request from time to time to give effect to such right.

SECTION 8. Remedies upon Event of Default. If an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise any or all of the remedies available to it under the Collateral Documents.

(a) Without limiting the generality of the foregoing, if an Event of Default shall have occurred and be continuing, the Collateral Agent may exercise on behalf of the Secured Parties all the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, in addition, the Collateral Agent may, without being required to give any notice, except as herein provided or as may be required by mandatory provisions of law, sell or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent in its sole discretion may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, any Secured Party may be the purchaser of any or all of the Collateral at any such sale and (with the consent of the Collateral Agent, which may be withheld in its discretion) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all of any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of the Grantor, and the Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obliged to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, the Grantor hereby waives any claim against any Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Collateral Agent may disclaim any warranty, as to title or as to any other matter, in connection with such sale or other disposition, and its doing so shall not be considered adversely to affect the commercial reasonableness of such sale or other disposition.

(b) If the Collateral Agent sells any of the Collateral upon credit, the Grantor will be credited only with payment actually made by the purchaser, received by the Collateral Agent and applied in accordance with Section 9 hereof. In the event the purchaser fails to pay for the Collateral, the Collateral Agent may resell the same, subject to the same rights and duties set forth herein.

(c) Notice of any such sale or other disposition shall be given to the Grantor as (and if) required by Section 11.

SECTION 9. Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Collateral Agent may apply any cash held in the Collateral Accounts and the proceeds of any sale or other disposition of all or any part of the Collateral in the manner set forth in Section 6.10 of the Indenture.

SECTION 10. Fees and Expenses; Indemnification.

(a) The Grantor shall forthwith upon demand pay to the Collateral Agent:

(i) the amount of any taxes that the Collateral Agent may have been required to pay by reason of the Transaction Liens or to free any Collateral from any other Lien thereon;

(ii) any amounts due pursuant to Section 4.23(b) of the Indenture;

(iii) the amount of any fees that the Grantor shall have agreed in writing to pay to the Collateral Agent and that shall have become due and payable in accordance with such written agreement; and

(iv) the amount required to indemnify each of the Collateral Agent, the Trustee, and each Holder and each of their respective directors, officers, employees and agents (the “Indemnified Parties”), and shall hold each Indemnified Party harmless from and against, any and all claims, damages, losses, liabilities and expenses (including all reasonable attorneys’ fees and charges with whom any Indemnified Party may consult and all reasonable expenses of litigation and preparation therefor) which any Indemnified Party may incur, or which may be asserted against any Indemnified Party by any person, entity or governmental authority (including any person or entity claiming derivatively on behalf of the Grantor), in connection with or arising out of or relating to (a) this Agreement; (b) the Collateral Agent’s good faith exercise of any of its rights and remedies hereunder; and (c) any use, misuse, non-use, condition, maintenance or repair by the Grantor or anyone claiming by, through or under the Grantor; provided, that any claims caused by the willful misconduct or gross negligence of any Indemnified Party as determined by a court of competent jurisdiction shall be excluded from the foregoing indemnification of such Indemnified Party. The obligations of the Grantor under this Section shall survive the termination of this Agreement.

(b) If any transfer tax, documentary stamp tax or other tax is payable in connection with any transfer or other transaction provided for in the Collateral Documents, the Grantor will pay such tax and provide any required tax stamps to the Collateral Agent or as otherwise required by law.

SECTION 11. Authority to Administer Collateral. The Grantor irrevocably appoints the Collateral Agent its true and lawful attorney, with full power of substitution, in the name of the Grantor, any Secured Party or otherwise, for the sole use and benefit of the Secured Parties, but at the Grantor’s expense, to the extent permitted by law to exercise, at any time and from time to time while an Event of Default shall have occurred and be continuing, all or any of the following powers with respect to all or any of the Collateral:

(a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof,

(b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto,

(c) to sell, lease, license or otherwise dispose of the same or the proceeds or avails thereof, as fully and effectually as if the Collateral Agent were the absolute owner thereof, and

(d) to extend the time of payment of any or all thereof and to make any allowance or other adjustment with reference thereto;

provided that, except in the case of Collateral that is perishable or threatens to decline speedily in value, the Collateral Agent will give the Grantor at least ten days’ prior written notice of the time and place of any public sale thereof or the time after which any private sale or other intended disposition thereof will be made. Any such notice shall (i) contain the information specified in UCC Section 9-613, (ii) be Authenticated and (iii) be sent to the parties required to be notified pursuant to UCC Section 9-611(c); provided that, if the Collateral Agent fails to comply with this sentence in any respect, its liability for such failure shall be limited to the liability (if any) imposed on it as a matter of law under the UCC.

SECTION 12. Limitation on Duty in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, the Collateral Agent will have no duty as to any Collateral in its possession or control or in the possession or control of any sub-agent or bailee or any income therefrom or as to the preservation of rights against prior parties or any other rights pertaining thereto. The Collateral Agent will be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession or control if such Collateral is accorded treatment substantially equal to that which it accords its own property, and will not be liable or responsible for any loss or damage to any Collateral, or for any diminution in the value thereof, by reason of any act or omission of any sub-agent or bailee selected by the Collateral Agent in good faith, except to the extent that such liability arises from the Collateral Agent’s gross negligence or willful misconduct.

The Collateral Agent shall not be responsible for (a) the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens on any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Collateral Agent, (b) the validity or sufficiency of the Collateral or any agreement or assignment contained therein, (c) the validity of the title of the Grantor to the Collateral, (d) insuring the Collateral, (e) the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral, or (f) filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, the Collateral Agent shall have no duty to act outside of the United States of America in respect of any Collateral located in any jurisdiction other than the United States of America.

SECTION 13. Termination of Transaction Liens; Release of Collateral.

(a) The Transaction Liens granted by the Grantor shall terminate and all or any portion of the Collateral shall be released in accordance with the terms of Section 10.05 of the Indenture.

(b) Upon any termination of a Transaction Lien or release of Collateral, the Collateral Agent will, at the expense of the Grantor, execute and deliver to the Grantor such necessary documents as it shall reasonably request to evidence the termination of such Transaction Lien or the release of such Collateral, as the case may be.

SECTION 14. Notices. All notices, statements, requests, demands and other communications given or made upon the Grantor or the Collateral Agent in accordance with the provisions of this Agreement shall be given or made as provided in Section 12.02 of the Indenture.

SECTION 15. No Implied Waivers; Remedies Not Exclusive. No failure by the Collateral Agent or any Secured Party to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Collateral Document shall operate as a waiver thereof; nor shall any single or partial exercise by the Collateral Agent or any Secured Party of any right or remedy under any Collateral Document preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies specified in the Collateral Documents are cumulative and are not exclusive of any other rights or remedies provided by law.

SECTION 16. Successors and Assigns. This Agreement is for the benefit of the Collateral Agent and the Secured Parties. If all or any part of any Secured Party’s interest in any Secured Obligation is assigned or otherwise transferred, the transferor’s rights hereunder, to the extent applicable to the obligation so transferred, shall be automatically transferred with such obligation. This Agreement shall be binding on the Grantor and its successors and assigns.

SECTION 17. Amendments and Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Collateral Agent hereunder, and any and all waivers or consents to Events of Default or other departures from the due performance of the Grantor hereunder, shall be made only pursuant to the provisions of Article 9 of the Indenture.

SECTION 18. Choice of Law. This Agreement shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be governed and construed in accordance with the internals laws of the State of New York without reference to its conflict of laws principles, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

SECTION 19. Submission To Jurisdiction. Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York City for purposes of all legal proceedings arising out of or relating to the Collateral Documents. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 20. Waiver of Jury Trial. EXCEPT AS PROHIBITED BY LAW, EACH PARTY HERETO WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, OR IN CONNECTION WITH ANY COLLATERAL DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

SECTION 21. Severability. If any provision of any Collateral Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions of the Collateral Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties thereto as nearly as may be possible and (ii) the invalidity or unenforceability of such provision in such jurisdiction shall not affect the validity or enforceability thereof in any other jurisdiction.

SECTION 22. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

SECTION 23. Incorporation by Reference. In connection with its execution and acting hereunder, the Collateral Agent is entitled to all rights, privileges, benefits, protection, immunities and indemnities provided to it as Trustee under the Indenture.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

UNITED REFINING COMPANY

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Collateral Agent

By:
Name:
Title:

SCHEDULE 1

Equity Interests in Pipeline Subsidiary

Issuer	Stock Certificate No.	No. of Shares
Kiantone Pipeline Corporation	1	20

ANNEX A

to

UCC Financing Statement

Debtor:	United Refining Company
15 Bradley Street
Warren, PA 16365

Secured Party:	The Bank of New York Mellon Trust Company, N.A.
525 William Penn Place, 38th Floor
Pittsburgh, PA 15259

Collateral Description

This financing statement covers the right, title and interest of the Debtor in and to all of the assets of the Debtor as described below, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Collateral”):

(i) all Equity Interests in the Pipeline Subsidiary;

(ii) all supporting obligations and books and records (including customer lists, credit files, computer programs, printouts and other computer materials and records) of the Debtor pertaining to the foregoing;

(iii) the Debtor’s ownership interest in (a) the Collateral Accounts, (b) all Financial Assets credited to the Collateral Accounts from time to time and all Security Entitlements in respect thereof and (c) all cash held in the Collateral Accounts from time to time; and

(iv) all Proceeds of the Collateral described in the foregoing clauses (i), (ii) and (iii).

Capitalized terms used herein and not otherwise defined herein have the meanings assigned to them in the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction. The following capitalized terms, used herein, shall have the definitions specified below:

“Collateral Accounts” means the Securities Accounts to which the net proceeds of any Asset Sale (as defined in the Indenture) of any collateral permitted under Section 4.17(a) of the Indenture have been deposited or held in accordance with Section 10.02 of the Indenture.

“Equity Interest” means (i) any shares of capital stock and (ii) any warrant, option or other right to acquire such shares of capital stock.

“Indenture” means the Indenture dated as of March 8, 2011 among United Refining Company, the Subsidiary Guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as Trustee, and the Secured Party, as Collateral Agent.

1

“Pipeline Subsidiary” means Kiantone Pipeline Corporation, a New York corporation.

2